Exhibit 5.1


                        [SHEARMAN & STERLING LETTERHEAD]









                                September 27, 2002



The Board of Directors
Legg Mason, Inc.
100 Light Street
Baltimore, MD 21202

                                Legg Mason, Inc.

Ladies and Gentlemen:

          We are acting as counsel for Legg Mason, Inc. (the "Company") in connection with the combined Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 333-33298 (collectively, the "Registration Statement") being filed with the securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the combined prospectus pursuant to Rule 429 contained in the Registration Statement (the "Prospectus") and as to be set forth in one or more supplements to the Prospectus (each such supplement, a "Prospectus Supplement"), of the Company's:
(i) debt securities ("Debt Securities"), and (ii) debt securities convertible or exchangeable into shares of Common Stock, par value $.10 per share ("Common Stock"), of the Company ("Convertible Debt Securities"). The aggregate gross proceeds from the offer, sale and distribution of the Debt Securities and Convertible Debt Securities under the Registration Statement will not exceed $575 million. The Debt Securities and the Convertible Debt Securities are collectively referred to as the "Securities."

          The Securities will be issued in one or more series and may be either senior debt securities (including senior debt securities convertible or exchangeable into shares of Common Stock) ("Senior Securities") issued pursuant to an Indenture dated as of February 9, 1996 (the "Senior Indenture") between the Company and The Bank of New York, as trustee (the "Senior Trustee"), or subordinated debt securities ("Subordinated Securities") issued pursuant to an Indenture (including subordinated debt securities convertible or exchangeable into shares of Common Stock) (the "Subordinated Indenture") between the Company and The Bank of New York, as trustee (the "Subordinated Trustee").

          We are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Securities, including resolutions of the Board of Directors of the Company (the "Resolutions") authorizing each Indenture and the issuance, offering and sale of the Securities, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

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          Our opinion set forth below is limited to the law of the State of New
York, the General Corporation Law of the State of Maryland (in reliance of the opinion delivered to you as of the date hereof by the Company's General Counsel), and the federal laws of the United States, and we do not express any opinion herein concerning any other law.

          Based on the foregoing, we are of the opinion that:

          1. The Senior Indenture has been duly authorized, executed and delivered by the Company pursuant to the authority granted in the Resolutions and, assuming the due authorization, execution and delivery thereof by the Senior Trustee, constitutes a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

          2. The Senior Securities have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Senior Trustee in accordance with the Senior Indenture and delivered to and paid for by the purchasers thereof, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Senior Indenture.

          3. The Subordinated Indenture has been duly authorized by the Company and, when executed and delivered by the Company pursuant to the authority granted in the Resolutions and, assuming the due authorization, execution and delivery thereof by the Subordinated Trustee, will constitute a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

          4. The Subordinated Securities have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company, in each case pursuant to the authority granted in the Resolutions, and authenticated by the Subordinated Trustee in accordance with the Subordinated Indenture and delivered to and paid for by the purchasers thereof, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Subordinated Indenture.

          5. The Common Stock issuable pursuant to the conversion or exchange of Convertible Debt Securities, when duly authorized by the stockholders of the Company and issued upon conversion or exchange in accordance with the terms of Convertible Debt Securities, will be validly issued, fully paid and non-assessable.

          The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

          We understand that this opinion is to be used in connection with the Registration

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Statement. We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.



                                          Very truly yours,



                                          /s/  Shearman & Sterling